UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 28, 2016

American Realty Capital — Retail Centers of America, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55198	27-3279039
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Amended and Restated Share Repurchase Program

The board of directors (the “Board”) of American Realty Capital — Retail Centers of America, Inc. (the “Company”) has unanimously approved an amended and restated share repurchase program (the “A&R SRP”) which will become effective on February 28, 2016. The A&R SRP supersedes and replaces the Company’s existing share repurchase program (the “Existing SRP”). Under the A&R SRP, subject to certain conditions, stockholders that purchased shares of common stock of the Company or received their shares from the Company (directly or indirectly) through one or more non-cash transactions and have held their shares for a period of at least one year may request that the Company repurchase their shares of common stock so long as the repurchase otherwise complies with the provisions of Maryland law. Repurchase requests made following the death or qualifying disability of a stockholder will not be subject to any minimum holding period.

The repurchase price per share for requests other than for death or disability will be equal to (a) until the date (the “NAV Pricing Date”) the Company publishes estimated net asset value per share of common stock calculated by the Company’s advisor in accordance with the Company’s valuation guidelines (the “Estimated Per-Share NAV”), an amount equal to (i) the lower of $9.25 and 92.5% of the price paid to acquire the shares from the Company, if the person seeking repurchase has held his or her shares for a period greater than one year and less than two years; (ii) the lower of $9.50 and 95.0% of the price paid to acquire the shares from the Company, if the person seeking repurchase has held his or her shares for a period greater than two years and less than three years; (iii) the lower of $9.75 and 97.5% of the price paid to acquire the shares of the Company, if the person seeking repurchase has held his or her shares for a period greater than three years and less than four years; and (iv) the lower of $10.00 and 100% of the price paid to acquire the shares from the Company, if the person seeking repurchase has held his or her shares for a period greater than four years; and (b) on and following the NAV Pricing Date, the Estimated Per-Share NAV, in each case multiplied by a percentage equal to (i) 92.5%, if the person seeking repurchase has held his or her shares for a period greater than one year and less than two years; (ii) 95.0%, if the person seeking repurchase has held his or her shares for a period greater than two years and less than three years; (iii) 97.5%, if the person seeking repurchase has held his or her shares for a period greater than three years and less than four years; or (iv) 100%, if the person seeking repurchase has held his or her shares for a period greater than four years. In the case of requests for death or disability, the repurchase price per share will be equal to (a) until the NAV Pricing Date, the price paid to acquire the shares from the Company, or (b) on and following the NAV Pricing Date, the Estimated Per-Share NAV at the time of repurchase.

Repurchases pursuant to the A&R SRP, when requested, generally will be made semiannually (each six-month period ending June 30 or December 31, a “fiscal semester”). Repurchases for any fiscal semester will be limited to a maximum of 2.5% of the weighted average number of shares of common stock outstanding during the previous fiscal year, with a maximum for any fiscal year of 5.0% of the weighted average number of shares of common stock outstanding during the previous fiscal year. Funding for repurchases pursuant to the A&R SRP for any given fiscal semester will be limited to proceeds received during that same fiscal semester through the issuance of common stock pursuant to any distribution reinvestment plan in effect from time to time; provided that the Board has the power, in its sole discretion, to determine the amount of shares repurchased during any fiscal semester as well as the amount of funds to be used for that purpose.  Due to these limitations, the Company cannot guarantee that it will be able to accommodate all repurchase requests made during any fiscal semester or fiscal year. The Company will generally pay repurchase proceeds, less any applicable tax or other withholding required by law, by the 31st day following the end of the fiscal semester during which the related repurchase request was submitted.

The Company expects the NAV Pricing Date will occur no later than March 12, 2016. Subsequent calculations of Estimated Per-Share NAV will occur periodically, at the discretion of the Board, provided that such calculations will be made at least once annually.  Following the NAV Pricing Date, the Estimated Per-Share NAV will be disclosed in a periodic report.

Repurchases Under Existing SRP

As permitted under the Existing SRP, the Board unanimously authorized, with respect to redemption requests received during the quarter ended December 31, 2015, the repurchase of all shares validly submitted for repurchase, representing an amount equal to 0.56% of 94,448,748, the number of shares of common stock outstanding as of December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL — RETAIL CENTERS OF AMERICA, INC.

Date: January 28, 2016	By:	/s/ Edward M. Weil
Edward M. Weil Chief Executive Officer and President